UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2016

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Unit C, No.68 of West Binhai Road, Xigang District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (86411) 8240 8939

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

The registrant hereby incorporates by reference the disclosure made in Item 3.02 below.

Item 3.02.	Unregistered Sale of Equity Securities

On February 29, 2016, the Board of Directors (the “Board”) of Andatee China Marine Fuel Services Corporation (the “Company”) approved terms of private investment with An Fengbin, the Chief Executive Officer and a Board member of the Company (the “Purchaser”), with respect to the sale of 10 million shares of the Company’s common stock at $0.03 per share (which represents average closing price of the Company’s common stock over the ten day period preceding February 29, 2016) for the total proceeds of $300,000. The effective date of such private investment was March 3, 2016. The investor in this private investment was an “accredited investor” (as defined in Regulation D under the Securities Act), and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. There were no discounts or brokerage fees associated with this offering. All of the proceeds from this investment were used to fund the Company’s settlement payment with White Hat Media LLC (the “White Hat”) as set forth below.

On March 3, 2016, the Company and White Hat executed Settlement Agreement and Mutual Release (the “Settlement Agreement”). As previously disclosed in September 2015, the Company received a notice of default with respect to the $300,000 10% Secured Convertible Promissory Note dated as of February 23, 2015 by and between the Company and White Hat (the “Note”). Under the terms of the Settlement Agreement, the parties agreed to terminate all of the documents, agreements and interests arising out of the transactions relating to the Note in consideration of a one-time settlement payment by the Company in the amount of $300,000. In addition, the parties also executed mutual releases of their respective claims. The Company agreed to grant to White Hat “piggy-back” registration rights for the term of two years from the date of the execution of the Settlement Agreement that allows White Hat to include, subject to satisfaction of certain conditions, the 700,000 shares of the Company’s common stock used as collateral in connection with the securing of the Company’s obligations under the Note and 214,285 shares of the Company’s common stock issuable upon exercise of the February 23, 2015 common stock warrant, in the Company’s future registration statement(s), if any filed.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement. Such agreement contains representation and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to such agreement and:

•	should not be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of such agreement;

•	may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and

•	were made only as of the date of such agreement or such other date or dates as may be specified in such agreement.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On March 6, 2016, Wen Jiang informed the Board that he resigned as an independent member of the Board effective as of March 16, 2016, which resignation was not for cause or any disagreements with the Company. The Company thanks Mr. Jiang for many years of services on the Board and its standing committees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ An Fengbin
An Fengbin, Chief Executive Officer

Date: March 11, 2016.